Exhibit 99(c)

NEWS RELEASE

November 30, 2001

For Further Information Contact:
Jerry Francis, CEO, City Holding
 (304) 769-1112

          City Holding Company Defers Dividend on Trust Preferred Stock

         CHARLESTON, West Virginia, November 30th/PR Newswire/City Holding Company (NASDAQ-NMS: CHCO), a $2.0 billion bank holding company headquartered in Charleston today announced dividend payments on the City Holding Company Trust I Preferred Stock scheduled for April 1, 2002 will be deferred. Dividend payments on the City Holding Company Trust Preferred II Stock scheduled for April 30, 2002 will also be deferred.

         The Company previously announced on June 6, 2001 that dividends on the Trust I and II Preferred Stock would be deferred through January 31, 2002. This followed denial by the Federal Reserve of a request by City Holding Company to continue the dividend payments.

          The Company has determined to defer dividends through April subsequent to discussions with its regulator, the Federal Reserve Bank of Richmond, and following the Company's third quarter loss. Generally, the bank's regulators expect that dividends should be funded by net income over the past year. Due to a variety of factors including four successive quarterly losses, management does not expect to pay dividends on either issue of its Trust Preferred stock until the Company achieves adequate and sustainable levels of profitability to support such dividends. Dividends on both issues are cumulative. Deferred dividends will also accumulate additional distributions at the rate of 9.15% for the Trust Preferred I Issue and 9.125% for Trust Preferred II Issue.

         The Company reported closing on the sale of its California banks (Del Amo Savings Bank and Frontier Bancorp (parent of Frontier State Bank) to First Federal Bank of California earlier today. Proceeds from the sale will be used to pay off its debt obligations to another financial institution.

         City Holding Company is the parent company of City National Bank of West Virginia and City Financial Corporation. In addition to its banking divisions, City National Bank operates City Insurance Professionals, an insurance agency offering a full range of insurance products and services.

         Information contained in this news release includes forward-looking information. Such forward-looking information involves risks and uncertainties and is provided to assist investors and Company shareholders in understanding anticipated operations of the Company. The Company disclaims any intent or obligation to update this forward-looking information.